Exhibit 99.1

Linens 'n Things Announces First Quarter 2005 Results In-Line with Current Guidance

     CLIFTON, N.J.--(BUSINESS WIRE)--April 20, 2005--Linens 'n Things, Inc. (NYSE: LIN), one of the leading, national large format retailers of home textiles, housewares and home accessories, today announced that total net sales increased approximately 3.3% to $570.9 million for the first quarter ended April 2, 2005, up from $552.8 million for the same period last year. Comparable net sales for the first quarter of 2005 declined 5.4%. Net loss for the first quarter ended April 2, 2005 was approximately $4.1 million or $0.09 per share on a fully diluted basis.
     "On March 10th we updated our first quarter guidance and today we reported results in line with that guidance. Although the external environment was challenging, we are still disappointed in our first quarter sales performance. However, we still have the majority of our sales and earnings opportunities ahead of us as the first quarter represents the smallest portion of our annual sales and earnings. Looking forward, we believe that our initiatives will enable us to accelerate more newness in our assortments, improve our productivity and profitability and continue to enhance the guest shopping experience," commented Norman Axelrod, Chairman and Chief Executive Officer.
     During the first quarter, the Company opened eight new stores and closed one store, increasing its total square footage to 16.9 million as compared with opening twenty-one stores during the same period last year. The Company currently expects to open approximately 50 new stores in the United States and Canada in 2005, further expanding its presence as a leading retailer of home furnishings.

     2005 Business Outlook

     This outlook is based on current expectations and includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations will prove correct.
     For the second quarter of fiscal 2005, sales are currently targeted to grow by approximately 3% to 7%. Fully diluted earnings per share are currently targeted to be in the range of $0.03 to $0.09 for the second quarter. Comparable net sales for the second quarter are expected to be slightly down.
     For the full year 2005, sales are currently being targeted to grow by approximately 6% to 9%. The Company is comfortable with the current consensus estimate of $1.61 for fully diluted earnings per share for the full year. Given the recent announcement on the delay of the expensing of stock options, the Company currently expects to expense stock options beginning with fiscal 2006.
     As the Company now classifies landlord allowances as deferred rent credit on the balance sheet rather than as a reduction in capital expenditures, capital expenditures are now expected to be approximately $125 million for the full year.
     Linens 'n Things, with 2004 sales of $2.7 billion is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of April 2, 2005, the Company was operating 499 stores in 45 states and five provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

     This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "intend," "plan," "target," "outlook," "comfortable with" and similar terms or variations of such terms. All of our information and statements regarding our outlook for the future including future revenues, comparable sales performance, earnings and other future financial condition, impact, results and performance, constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including the levels of sales, store traffic, the results and success of our back-to-school and holiday selling seasons, acceptance of product offerings and fashions and our ability to anticipate and successfully respond to changing consumer tastes and preferences, our ability to anticipate and control our operating and selling expenses, the success of our new business concepts, seasonal concepts and new brands, the performance of our new stores, substantial competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements and our ability to successfully implement our strategic initiatives.
     If these or other risks or uncertainties materialize, or if our estimates or underlying assumptions prove inaccurate, actual results could differ materially from any future results, express or implied by our forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002 and are contained in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are urged to consider all such factors. In light of the substantial uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, even if such results or changes make it clear that any projected results will not be realized.
     Our outlook and other forward-looking statements are as of the date of this release only.


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                                                 Thirteen Weeks Ended
                                                ----------------------
                                                  April 2,   April 3,
                                                    2005       2004*
                                                ----------- ----------
Net sales                                         $570,946   $552,800

Cost of sales, including buying and warehousing
 costs                                             334,553    331,554
                                                ----------- ----------

Gross profit                                       236,393    221,246

Selling, general and administrative expenses       242,154    222,288
                                                ----------- ----------

Operating loss                                      (5,761)    (1,042)

Interest expense, net                                  723        759
                                                ----------- ----------

Loss before provision for income taxes              (6,484)    (1,801)

Provision for income taxes                          (2,410)      (689)
                                                ----------- ----------

Net loss                                           $(4,074)   $(1,112)
                                                =========== ==========

Per share of common stock:

Basic
-----
Net income per share                                $(0.09)    $(0.02)
Weighted average shares outstanding                 45,194     44,897

Diluted
-------
Net income per share                                $(0.09)    $(0.02)
Weighted average shares outstanding                 45,685     46,108

     * On April 19, 2005, the Company filed Amendment No. 1 on Form 10-Q/A ("Form 10-Q/A") to its Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2004, initially filed with the SEC on May 7, 2004. Form 10-Q/A was filed to reflect the restatement of the Company's Condensed Consolidated Financial Statements for the thirteen-week periods ended April 3, 2004 and April 5, 2003 related to its correction for the accounting for leases and other immaterial adjustments and reclassifications.


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                                 April 2,    April 3,
                                                   2005        2004*
Assets                                               (unaudited)
Current assets:
                                               -----------------------
     Cash and cash equivalents                    $75,271     $67,754
     Accounts receivable                           30,186      20,818
     Inventories                                  765,929     760,548
     Prepaid expenses and other current assets     39,364      34,178
     Current deferred taxes                           800         292
                                               ----------- -----------
          Total current assets                    911,550     883,590

Property and equipment, net                       569,329     553,302
Other non-current assets, net                      28,977      25,859
                                               ----------- -----------

          Total assets                         $1,509,856  $1,462,751
                                               =========== ===========

Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                            $238,598    $284,013
     Accrued expenses and other current
      liabilities                                 133,200     123,015
     Short-term borrowings                             --       3,544
     Current deferred taxes                         5,722      11,073
                                               ----------- -----------
          Total current liabilities               377,520     421,645

Other long-term liabilities                       326,324     298,316
                                               ----------- -----------

          Total liabilities                       703,844     719,961

Shareholders' equity                              806,012     742,790
                                               ----------- -----------

          Total liabilities and shareholders'
           equity                              $1,509,856  $1,462,751
                                               =========== ===========

     * On April 19, 2005, the Company filed Amendment No. 1 on Form 10-Q/A ("Form 10-Q/A") to its Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2004, initially filed with the SEC on May 7, 2004. Form 10-Q/A was filed to reflect the restatement of the Company's Condensed Consolidated Financial Statements for the thirteen-week periods ended April 3, 2004 and April 5, 2003 related to its correction for the accounting for leases and other immaterial adjustments and reclassifications.


                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                                Thirteen Weeks Ending
                                                ----------------------
                                                  April 2,   April 3,
                                                    2005       2004*
                                                     (unaudited)
                                                ----------------------
Cash Flows From Operating Activities

Net loss                                           $(4,074)   $(1,112)

Depreciation and amortization                       21,176     18,960

Change in working capital                         (134,389)   (65,075)
                                                ----------- ----------

     Net cash used in operating activities        (117,287)   (47,227)
                                                ----------- ----------

Cash Flows From Investing Activities

     Additions to property and equipment           (12,027)   (30,259)
                                                ----------- ----------

Cash Flows From Financing Activities

Proceeds from common stock issued under stock
   incentive plans                                     904      5,542

Increase in short-term borrowings                       --      3,546

(Increase) decrease in treasury stock                 (122)       139
                                                ----------- ----------

     Net cash provided by financing activities         782      9,227
                                                ----------- ----------

Effect of exchange rate changes on cash and
  cash equivalents                                    (206)      (116)
                                                ----------- ----------

Net decrease in cash and cash equivalents         (128,738)   (68,375)

Cash and cash equivalents at beginning of period   204,009    136,129
                                                ----------- ----------

Cash and cash equivalents at end of period         $75,271    $67,754
                                                =========== ==========

     * On April 19, 2005, the Company filed Amendment No. 1 on Form 10-Q/A ("Form 10-Q/A") to its Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2004, initially filed with the SEC on May 7, 2004. Form 10-Q/A was filed to reflect the restatement of the Company's Condensed Consolidated Financial Statements for the thirteen-week periods ended April 3, 2004 and April 5, 2003 related to its correction for the accounting for leases and other immaterial adjustments and reclassifications.


     CONTACT: Linens 'n Things, Inc.
              William T. Giles, 973-815-2929
              or
              www.lnt.com